                                                                    EXHIBIT 14.1

                                                                   December 2005

                            FINLAY ENTERPRISES, INC.
                        (AND ITS AND THEIR SUBSIDIARIES)
                       CODE OF BUSINESS CONDUCT AND ETHICS

I.       INTRODUCTION

         The Company's good name, reputation and growth are the cumulative product of the conduct and competence of our employees over the years, for the character of a business can never really be different from the character and principles of its people. Since the preservation of our Company's reputation is fundamental to the continued well-being of our business, each of us has a personal responsibility to make sure that his or her conduct is true to that objective.

         This Code reflects our commitment to requiring the highest standards of professional and ethical conduct from our employees and to fostering a culture of honesty, integrity and accountability. This Code outlines the basic principles and policies with which all employees are expected to comply. PLEASE
READ THIS CODE CAREFULLY.

         In addition to following this Code in all aspects of your business activities, you are expected to seek guidance in any case where there is a question about compliance with both the letter and spirit of our policies and applicable laws. This Code sets forth general principles and does not supersede the specific policies and procedures that are covered in the Company's handbook or in separate specific policies statements, such as the Securities Trading
Policy. Reference in this Code of Ethics to the Company, means the Company or any of its or their subsidiaries.

         Our ability to meet the challenges of the future will depend in large measure on your support of this Code and our collective ability to abide by the spirit of its mandate.

II.      CONFLICTS OF INTEREST

         A conflict of interest occurs when an individual's private interest interferes, or appears to interfere, in any way with the interests of the
Company. A conflict situation can arise when an employee takes actions or has interests that may make it difficult to perform his or her work effectively.
Conflicts of interest also arise when an employee, officer or director, or a member of his or her household receives improper personal benefits as a result of his or her position in the Company.

Loans or guarantees of obligations for such persons are likely to pose conflicts of interest, as are transactions of any kind between the Company and any other organization in which an employee or any member of his or her household has an interest.

         Activities that could give rise to conflicts of interest are prohibited unless specifically approved in advance by the Audit Committee of the Board of
Directors. It is not always easy to determine whether a conflict of interest exists, so any potential conflicts of interest must be reported immediately to senior management or the Company's General Counsel.

III.     CORPORATE OPPORTUNITIES

         Employees, officers and directors are prohibited from taking for themselves personally opportunities that arise through the use of corporate property, information or position and from using corporate property, information or position for personal gain. During their tenure with the Company, employees, officers and directors are also prohibited from competing with the Company.

IV.      CONFIDENTIALITY

         Employees must maintain the confidentiality of information entrusted to them by the Company or that otherwise comes into their possession in the course of their employment, except when disclosure is authorized or legally mandated.
This includes disclosure to a family member. The obligation to preserve confidential information continues even after you leave the Company.

         Confidential Information includes, but is not limited to, all non-public information that may be of use to competitors, or harmful to the
Company or its customers if disclosed, information that vendors and customers have entrusted to us, non-public financial information and non-public information with respect to significant projects the Company may be involved in, such as an acquisition or a divestiture.

V.       INQUIRIES FROM THE PRESS AND OTHERS

         Employees may not respond to inquiries concerning the Company from the media, the financial community or the like. Requests for financial or business information about the Company must be referred to the Company's Chief Financial
Officer. Requests for public statements or other information must be referred to the Company's Chairman, President or General Counsel.

VI.      PROTECTION AND PROPER USE OF COMPANY ASSETS

         All employees should endeavor to protect the Company's assets and ensure their efficient use. Theft, carelessness and waste have a direct impact on the Company's profitability. Any suspected incidents of fraud or theft should be immediately reported for investigation to the Company's Loss Prevention
Department.

         Company assets, such as funds, merchandise or computers, may only be used for legitimate business purposes. Company assets may never be used for illegal purposes. The obligation to protect Company assets includes proprietary information. Proprietary information includes any information that is not generally known to the public or would be helpful to our competitors. Examples of proprietary information are business and marketing plans and employee information. The obligation to preserve proprietary information continues after you leave the Company.

VII.     INSIDER TRADING

         Insider trading is unethical and illegal. Employees are not allowed to trade in securities of a company while in possession of material non-public information regarding that company. It is also illegal to "tip" or pass on inside information to any other person who might make an investment decision based on that information or pass the information on further. The Company has a
Securities Trading Policy which sets forth your obligations in respect of trading in the Company's securities.

VIII.    FAIR DEALING

         Each employee should endeavor to deal fairly with the Company's customers, host stores, vendors (both actual and potential), competitors and fellow employees. No employee should take unfair advantage of anyone through illegal conduct, manipulation, concealment, abuse of privileged information, misrepresentation of material facts or any other unfair-dealing practice.

IX.      COMPLIANCE WITH LAWS, RULES AND REGULATIONS

         Compliance with both the letter and spirit of all laws, rules and regulations applicable to our business is critical to our reputation and continued success. All employees must respect and obey all federal, state and local laws and avoid even the appearance of impropriety. Employees who fail to comply with this Code and applicable laws are subject to disciplinary measures, which could include discharge from the Company.

X.       COMPLIANCE WITH ANTITRUST LAWS

         The Company believes in fair and open competition, and adheres strictly to the requirements of the antitrust laws. Generally speaking, any contact with a competitor may present problems under the antitrust laws. Accordingly, all employees of the Company should avoid any such contact without first obtaining the approval of the Company's General Counsel.

         We note below some general rules concerning contacts with competitors:

         o    Agreements among competitors, whether written or oral, which relate to prices are illegal per se. In other words, such
              agreements, by themselves, constitute violations of the antitrust laws. There are no circumstances under which agreements among competitors relating to prices may be found legal. Price fixing is a criminal offense, and may subject the Company to substantial fines and penalties and the offending employee to imprisonment and fines.

         o    The antitrust laws may be violated even in the absence of a formal agreement relating to prices. Under certain circumstances, an agreement to fix prices may be inferred from conduct, such as the exchange of price information, and from communications among competitors even without an express understanding. Although exchanges of price information are permitted in certain
              circumstances, employees of the Company should not participate in such exchanges without first obtaining the approval of the
              Company's General Counsel.

         o    It is a per se violation of the antitrust laws for competitors to agree, expressly or by implication, to divide markets by
              territory or customers.

         o    It is a per se violation of the antitrust laws for competitors to agree not to do business with a particular customer or supplier.
              As with agreements to fix prices, the antitrust laws can be violated even in the absence of an express understanding.

         o    Any communication between competitors concerning problems with any customer or supplier may violate the antitrust laws and should be avoided or referred to the Company's General Counsel.

         o    We have the right to freely select the vendors from whom we wish to buy our goods. By the same token, our vendors have the right to independently determine their own distribution policies and to sell to certain stores on a selective basis. In keeping with the foregoing, under no circumstances may an employee:

              (1)  mention any other retailer by name, or any other type of retailer, that you do not want a vendor to supply; or

              (2)  discuss any other retailer's prices, markup policies or advertising practices.

XI.      DISCRIMINATION AND HARASSMENT

         We value the diversity of our employees and are committed to providing equal opportunity in all aspects of employment. Abusive, harassing or offensive conduct is unacceptable, whether verbal, physical or visual. Examples include derogatory comments based on racial or ethnic characteristics, age or disability and unwelcome sexual advances. Employees are encouraged to speak out when a co-worker's conduct makes them feel uncomfortable and to report harassment when it occurs in accordance with the procedures outlined in the Company's handbooks.

XII.     SAFETY AND HEALTH

         We are all responsible for maintaining a safe workplace by following safety and health rules and practices as set forth in the Company's Accident
Prevention Plan, and for complying with the provisions of the Occupational
Safety and Health Act. Please report any accidents, injuries, unsafe equipment, practices or conditions immediately to your manager. Threats or acts of violence or physical intimidation are prohibited. In order to protect the safety of all employees, employees must report to work free from the influence of any substance that

could prevent them from conducting work activities safely and effectively.

XIII.    ACCURACY OF COMPANY RECORDS AND REPORTING

         Honest and accurate recording and reporting of information is critical to our ability to make responsible business decisions. The Company's accounting records are relied upon to produce reports for the Company's management, shareholders, creditors, governmental agencies and others. Our financial statements and the books and records on which they are based must accurately reflect all corporate transactions and conform to all legal and accounting requirements and our system of internal controls.

         All employees have a responsibility to ensure that all financial transactions which they are party to or have knowledge of, are communicated properly so that the Company's accounting records will not contain any false or intentionally misleading entries. We do not permit intentional misclassification of transactions as to accounts, departments or accounting periods. All transactions must be supported by accurate documentation in reasonable detail and recorded in the proper account and in the proper accounting period.

         Business records and communications often become public through legal or regulatory investigations or the media. We should avoid exaggeration, derogatory remarks, legal conclusions or inappropriate characterizations of people and companies. This applies to communications of all kinds, including
e-mail and informal notes or interoffice memos.

         All inquiries with respect to business records preservation should be directed to the Company's Operations Department in the New York office. However, in the event that you become aware of a subpoena issued by an outside party or the commencement of an investigation of a legal nature, you must immediately contact the Company's General Counsel and retain all records that may be pertinent to that subpoena or investigation until further notice from the
General Counsel.

XIV.     USE OF E-MAIL AND INTERNET SERVICES

         E-Mail systems and Internet services are provided to help us do work.
Incidental and occasional personal use is permitted, but never for personal gain or any improper purpose. You may not access, send or download any information that could be insulting or offensive to another person, such as sexually explicit messages, cartoons, jokes, unwelcome propositions, ethnic or racial slurs or any other message that could be viewed as harassment. Also remember that "flooding" our systems with junk mail and trivia hampers the ability of our systems to handle legitimate Company business and is prohibited.

         Your messages (including voice mail) and computer information are considered Company property and you should not have any expectation of privacy.
Unless prohibited by law, the Company reserves the right to access and disclose this information as necessary for business purposes. Use good judgment, and do not access, send messages or store any information that you would not want seen or heard by other individuals.

         Violations of these policies may result in disciplinary actions, including discharge from the Company.

XV.      POLITICAL ACTIVITIES AND CONTRIBUTIONS

         We respect and support the right of our employees to participate in political activities. However, these activities should not be conducted on
Company time or involve the use of any Company resources such as telephones, computers or supplies. Employees will not be reimbursed for personal political contributions.

XVI.     GIFTS AND ENTERTAINMENT

         Business gifts and entertainment are customary courtesies designed to build goodwill among business partners. These courtesies include such things as meals and beverages and tickets to sporting or cultural events. Unfortunately, a problem may arise when such courtesies compromise, or appear to compromise, our ability to make objective and fair business decisions. The same rules apply to employees offering gifts and entertainment to our vendors.

         Offering or receiving any gift, gratuity or entertainment that might be perceived as an unfair influence on a business relationship must be avoided.
These guidelines apply at all times, and do not change during traditional gift-giving seasons. Cash gifts or gift certificates are always a violation of this policy.

         The value of gifts should be nominal, both with respect to frequency and amount. Gifts that are repetitive (no matter how small) may be perceived as an attempt to create an obligation to

the giver and are therefore inappropriate. Likewise, business entertainment should be moderately scaled and intended only to facilitate business goals. If, for example, tickets to a sporting or cultural event are offered, then the person offering the tickets should plan to attend the event as well. Use good judgment. "Everyone else does it" is not sufficient justification. If you are having difficulty determining whether a specific gift or entertainment item lies within the bounds of acceptable business practice, ask yourself these guiding questions:

          o    Is it legal?

          o    Is it clearly business related?

          o    Is it moderate, reasonable and in good taste?

          o    Would public disclosure embarrass the Company?

          o    Is there any pressure to reciprocate or grant special favors?

You may also ask for guidance from the Company's senior management or the
Company's General Counsel.

XVII.    SIGNING AUTHORITY

         Only corporate officers (i.e. Vice Presidents and above) are permitted to sign contracts on behalf of the Company, and only following review and approval from the Company's General Counsel. Employees who are uncertain about their signing authority should check with the Company's General Counsel.

XVIII.   REPORTING OF ANY ILLEGAL OR UNETHICAL BEHAVIOR

         We have a strong commitment to conduct our business in a lawful and ethical manner. Employees are encouraged to talk to supervisors, managers or other appropriate personnel when in doubt about the best course of action in a particular situation and to report violations of laws, rules, regulations or this Code. We prohibit retaliatory action against any employee who in good faith, reports a possible violation. It is unacceptable to file a report knowing it to be false. If you wish to remain anonymous, you may contact the Company by telephone using its toll free Ethics Line or by mail to the Company's Post
Office box referenced in Section XX hereof.

XIX.      WAIVERS OF THE CODE OF BUSINESS CONDUCT AND ETHICS

          Any waiver of this Code for executive officers or directors will be made only by the Nominating & Corporate

Governance Committee of the Board of Directors and will be promptly disclosed as required by law or stock exchange regulation.

XX.      COMPLIANCE PROCEDURES

         This Code cannot, and is not intended to, address all of the situations you may encounter. There will be occasions where you are confronted by circumstances not covered by policy or procedure and where you must make a judgment as to the appropriate course of action. In those circumstances, we encourage you to use common sense and to contact the Company's General Counsel or Senior Vice President of Human Resources for guidance. If you wish to remain anonymous, you may (a) send a note, with relevant documents, to the Company at
P.O. Box 4521, Grand Central Station, New York, NY 10163 or (b) call the
Company's toll free Ethics Line at (800) 347-2296. You need not identify yourself. We will strive to ensure that all questions or concerns are handled fairly, discreetly and thoroughly.